Exhibit 99.1

CORRECTING and REPLACING ─ TESSCO Reports Third Quarter 2017 Financial Results

Quarterly Revenues Increase 6% Year Over Year and 9% Sequentially

Quarterly Dividend of $0.20 Per Share Continued

CORRECTION…by TESSCO Technologies, Inc.

HUNT VALLEY, Md.--(BUSINESS WIRE)--Jan. 30, 2017-- In the "Cash Dividend" section, the first sentence should read: "TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on March 1, 2017 to common stockholders of record on February 15, 2017." (instead of: TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on February 15, 2017 to common stockholders of record on March 1, 2017.)

The corrected release, which otherwise remains unchanged, reads:

TESSCO Reports Third Quarter 2017 Financial Results

Quarterly Revenues Increase 6% Year Over Year and 9% Sequentially

Quarterly Dividend of $0.20 Per Share Continued

HUNT VALLEY, MD, Jan. 30, 2017—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS), today reported financial results for its fiscal 2017 third quarter, ended December 25, 2016.

Third-Quarter Highlights:

•	Revenue increased 6% year over year to $147.2 million
•	Public carrier market grew 16%; first year-over-year growth since the first quarter of fiscal 2015
•	Achieved $0.15 EPS and $0.38 EBITDA per share*
•	Strong balance sheet maintained
•	Declared quarterly dividend of $0.20 per share

	Third Quarter FY 2017	Third Quarter FY 2016	Second Quarter FY 2017
Revenue	$147.2M	$139.5M	$134.6M
EPS	$0.15	$0.35	$0.12
EBITDA per diluted share*	$0.38	$0.72	$0.38
Operating margin	1.4%	3.4%	1.5%
Cash balance	$8.4M	$7.5M	$10.8M
Line of credit balance outstanding	$0	$0	$0

* EBITDA per diluted share and EBITDA (on which EBITDA per diluted share is based) are Non-GAAP financial measures. Non-GAAP financial measures indicated by an asterisk (*) in the text of this press release are so indicated as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Third-Quarter Revenue by Market:

	Year over Year Q3 FY 2017 vs. Q3 FY 2016	Sequential Q3 FY 2017 vs. Q2 FY 2017
Public Carrier	15.5%	39.5%
Commercial Resellers	(8.1%)	(7.3%)
Government	(16.2%)	(8.2%)
Private System Operators	25.4%	14.3%
Retail	5.6%	9.7%
Total	5.5%	9.3%

“This is the first time in four years in which we achieved both year-over-year and sequential revenue growth,” said Murray Wright, President and Chief Executive Officer. “We are optimistic about our success and believe our sales momentum is improving.

“As we seek to drive sustainable growth in revenue and earnings, we are working to align the company’s resources in the most efficient and productive means possible,” Wright continued. “We recently hired two new executives in our efforts to reinvigorate our sales and product management organizations and to improve our go-to-market strategies. Pete Peterson, our new Senior Vice President of Sales, is a seasoned sales executive with over 30 years of experience running sales organizations in industry leading companies like Brocade and Tech Data. Charles Kriete, our new Product and Solutions Senior Vice President has been a successful entrepreneur as well as a seasoned executive with experience in sales, marketing, and product management.  We expect their efforts to impact revenue and profitability beginning in the first quarter of fiscal 2018.

“While our fourth quarter is seasonally our most challenging, we expect a modest increase in revenues and bottom-line performance, compared with the year-ago period,” Wright said.

“Looking ahead, we are focused on driving stronger top-line growth with improving overall profitability.   To that end, we are aggressively reviewing our growth strategy and building a plan to improve sales and enhance profitability and operational productivity. In the upcoming quarters, we expect to share the highlights and the progress we are making on this plan. We are also recalibrating our go-to-market strategy and looking to rebalance resources as part of our ongoing efforts to acquire significant new customers. TESSCO is in a terrific position to capitalize on the growth of the wireless industry and the Internet of Things during the next several years, and we are excited to accelerate our progress as we look ahead to the new fiscal year.”

Third-Quarter Fiscal 2017 Financial Results

For the fiscal 2017 third quarter, revenues totaled $147.2 million, compared with $139.5 million in the third quarter of fiscal 2016 and $134.6 million in the second quarter of fiscal 2017. The increase in revenues resulted in part from significant orders from several key public carrier customers, and to a lesser extent, was driven by strong private system and retail sales.

Gross profit was $30.0 million for the third quarter of fiscal 2017, compared with $29.5 million for the same quarter of fiscal 2016 and $28.8 million for the second quarter of fiscal 2017. The increase in gross profit was primarily the result of an increase in overall sales. Gross margin was 20.4% of revenue for the third quarter of fiscal 2017, compared with 21.1% in last year’s third quarter and 21.4% in the second quarter of fiscal 2017. The decline in gross margin was largely due to a higher level of lower-margin public carrier and retail sales.

Selling, general and administrative (SG&A) expenses were $27.9 million for the third quarter of fiscal 2017. This compares with $24.7 million for the same quarter of the prior year and $26.7 million for the second quarter of fiscal 2017. The increase in SG&A expenses year-over-year was primarily driven by the increased costs of servicing the Company’s retail market customers and higher compensation and recruiting expenses related to the Company’s sales and marketing initiatives.

Net income and earnings per diluted share were $1.2 million and $0.15, respectively, for the third quarter of fiscal 2017, compared with net income and earnings per diluted share of $2.9 million and $0.35, respectively, for the prior-year third quarter, and $1.0 million and $0.12, respectively, for the second quarter of fiscal 2017.

Cash Dividend

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on March 1, 2017 to common stockholders of record on February 15, 2017. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

Business Outlook

The Company is not providing earnings guidance at this time for fiscal 2017 due to the uncertainty that persists, primarily in the carrier market. While the Company currently anticipates modest year-over-year revenue growth in the fourth quarter, results are expected to be significantly lower than in the sequential third quarter of fiscal 2017, primarily because of seasonal factors, near-term economic conditions, market pressure, pricing pressure in the retail market and the costs associated with ongoing investments in the Company’s transformations.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Third-Quarter Fiscal 2017 Conference Call

Management will host a conference call to discuss third quarter 2017 results tomorrow, January 31, 2017 at 8:30 a.m. ET. To participate in the conference call, please call: 855-319-5921 (domestic call-in) or 503-343-6034 (international call-in) and reference code #49036028.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on January 31, 2017 until 11:59 p.m. ET on February 7, 2017 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #49036028. An archived replay of the conference call will also be available on the Company's website at www.tessco.com/go/corporatepresentations.

Non-GAAP Information

EBITDA and EBITDA per diluted share are measures used by management to evaluate the Company’s ongoing operations, and to provide a general indicator of the Company's operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).

EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.  EBITDA per diluted share is defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies. Neither EBITDA nor EBITDA per diluted share is a recognized term under GAAP, and EBITDA does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, neither EBITDA nor EBITDA per diluted share is intended to be a measure of free cash flow for management's discretionary use, as certain cash requirements, such as interest payments, tax payments and debt service requirements, are not reflected.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge and product and supply chain solutions required to build, use and maintain wireless voice, data, video, connectivity and control network systems.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may affect consumer confidence or consumer or business spending or otherwise adversely impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures; fourth-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of fourth parties; product liability claims; our inability to hire or retain for any reason our key professionals, management and staff; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik

Chief Financial Officer
410-229-1419
spitulnik@tessco.com
or

David Calusdian
Sharon Merrill
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 25, 2016	December 27, 2015	September 25, 2016	December 25, 2016	December 27, 2015

Revenues	$147,198,400	$139,510,700	$134,633,800	$410,692,200	$416,528,000
Cost of goods sold	117,229,800	110,057,300	105,878,200	324,862,000	327,581,000
Gross profit	29,968,600	29,453,400	28,755,600	85,830,200	88,947,000
Selling, general and administrative expenses	27,860,700	24,742,400	26,709,500	81,525,900	76,730,200
Income from operations	2,107,900	4,711,000	2,046,100	4,304,300	12,216,800
Interest, net	37,100	55,500	17,200	65,700	148,900
Income before provision for income taxes	2,070,800	4,655,500	2,028,900	4,238,600	12,067,900
Provision for income taxes	843,100	1,768,800	1,034,700	1,936,200	4,737,600
Net income	$1,227,700	$2,886,700	$994,200	$2,302,400	$7,330,300

Basic earnings per share	$0.15	$0.35	$0.12	$0.28	$0.89
Diluted earnings per share	$0.15	$0.35	$0.12	$0.28	$0.89

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	December 25, 2016		March 27, 2016
	(unaudited)		(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$8,354,700		$16,882,800
Trade accounts receivable, net	70,981,800		58,315,700
Product inventory	63,129,700		53,903,900
Prepaid expenses and other current assets	4,992,000		5,917,100
Total current assets	147,458,200		135,019,500

Property and equipment, net	18,447,500		19,895,400
Goodwill, net	11,684,700		11,684,700
Other long-term assets	2,952,800		2,816,400
Total assets	$180,543,200		$169,416,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$58,616,300		$41,986,000
Payroll, benefits and taxes	4,687,200		4,927,900
Income and sales tax liabilities	1,869,300		1,456,800
Accrued expenses and other current liabilities	3,000,600		3,874,100
Revolving line of credit	--		--
Current portion of long-term debt	26,500		251,100
Total current liabilities	68,199,900		52,495,900

Deferred tax liabilities	397,500		379,400
Long-term debt, net of current portion	36,400		1,706,500
Other long-term liabilities	1,708,400		2,306,900
Total liabilities	70,342,200		56,888,700

Shareholders’ Equity:
Preferred stock	--		--
Common stock	98,300		97,600
Additional paid-in capital	58,661,700		58,113,800
Treasury stock, at cost	(57,432,800)		(57,245,200)
Retained earnings	108,873,800		111,561,100
Total shareholders’ equity	110,201,000		112,527,300

Total liabilities and shareholder’s equity	$180,543,200		$169,416,000

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Nine Months Ended
	December 25, 2016	December 27, 2015	September 25, 2016	December 25, 2016	December 27, 2015

Net Income as reported	$1,227,700	$2,886,700	$994,200	$2,302,400	$7,330,300
Add:
Provision for income taxes	843,100	1,768,800	1,034,700	1,936,200	4,737,600
Interest, net	37,100	55,500	17,200	65,700	148,900
Depreciation and amortization	1,085,600	1,229,800	1,098,900	3,361,200	3,568,300
EBITDA	$3,193,500	$5,940,800	$3,145,000	$7,665,500	$15,785,100
Add:
Stock based compensation	98,700	110,900	76,600	291,100	510,600
EBITDA, adjusted	$3,292,200	$6,051,700	$3,221,600	$7,956,600	$16,295,700

EBITDA per diluted share	$0.38	$0.72	$0.38	$0.92	$1.91
Adjusted EBITDA per diluted share	$0.39	$0.73	$0.39	$0.96	$1.97

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 25, 2016	Three Months Ended December 27, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$25,851	$22,381	15.5%
Government System Operators	8,250	9,849	(16.2%)
Private System Operators	27,120	21,634	25.4%
Commercial Dealers & Resellers	29,913	32,566	(8.1%)
Retailer, Independent Dealer Agents & Carriers	56,064	53,081	5.6%
Total revenues	$147,198	$139,511	5.5%

Market Gross Profit
Public Carriers, Contractors & Program Managers	$4,070	$3,678	10.7%
Government System Operators	1,843	2,220	(17.0%)
Private System Operators	6,230	5,093	22.3%
Commercial Dealers & Resellers	8,362	8,706	(4.0%)
Retailer, Independent Dealer Agents & Carriers	9,464	9,756	(3.0%)
Total gross profit	$29,969	$29,453	1.8%
% of revenues	20.4%	21.1%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 25, 2016	Three Months Ended December 27, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$52,193	$51,571	1.2%
Network Systems	25,242	22,922	10.1%
Installation, Test and Maintenance	9,633	9,851	(2.2%)
Mobile device accessories	60,130	55,167	9.0%
Total revenues	$147,198	$139,511	5.5%

Product Gross Profit
Base Station Infrastructure	$13,857	$13,381	3.6%
Network Systems	3,186	3,717	(14.3%)
Installation, Test and Maintenance	1,594	1,687	(5.5%)
Mobile device accessories	11,332	10,668	6.2%
Total gross profit	$29,969	$29,453	1.8%
% of revenues	20.4%	21.1%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 25, 2016	Three Months Ended September 25, 2016	Growth Rates Compared to Prior Period

Market Revenues
Public Carriers, Contractors & Program Managers	$25,851	$18,532	39.5%
Government System Operators	8,250	8,990	(8.2%)
Private System Operators	27,120	23,735	14.3%
Commercial Dealers & Resellers	29,913	32,256	(7.3%)
Retailer, Independent Dealer Agents & Carriers	56,064	51,121	9.7%
Total revenues	$147,198	$134,634	9.3%

Market Gross Profit
Public Carriers, Contractors & Program Managers	$4,070	$3,236	25.8%
Government System Operators	1,843	2,092	(11.9%)
Private System Operators	6,230	5,429	14.8%
Commercial Dealers & Resellers	8,362	8,924	(6.3%)
Retailer, Independent Dealer Agents & Carriers	9,464	9,075	4.3%
Total gross profit	$29,969	$28,756	4.2%
% of revenues	20.4%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Three Months Ended December 25, 2016	Three Months Ended September 25, 2016	Growth Rates Compared to Prior Period

Product Revenues
Base Station Infrastructure	$52,193	$52,502	(0.6%)
Network Systems	25,242	21,461	17.6%
Installation, Test and Maintenance	9,633	6,881	40.0%
Mobile device accessories	60,130	53,790	11.8%
Total revenues	$147,198	$134,634	9.3%

Product Gross Profit
Base Station Infrastructure	$13,857	$13,453	3.0%
Network Systems	3,186	3,421	(6.9%)
Installation, Test and Maintenance	1,594	1,376	15.8%
Mobile device accessories	11,332	10,506	7.9%
Total gross profit	$29,969	$28,756	4.2%
% of revenues	20.4%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 25, 2016	Nine Months Ended December 27, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$60,961	$73,335	(16.9%)
Government System Operators	27,092	26,514	2.2%
Private System Operators	72,370	66,712	8.5%
Commercial Dealers & Resellers	95,599	100,109	(4.5%)
Retailer, Independent Dealer Agents & Carriers	154,670	149,858	3.2%
Total revenues	$410,692	$416,528	(1.4%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$10,323	$12,485	(17.3%)
Government System Operators	6,075	6,260	(3.0%)
Private System Operators	16,623	16,293	2.0%
Commercial Dealers & Resellers	26,269	26,289	(0.1%)
Retailer, Independent Dealer Agents & Carriers	26,540	27,620	(3.9%)
Total gross profit	$85,830	$88,947	(3.5%)
% of revenues	20.9%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Nine Months Ended December 25, 2016	Nine Months Ended December 27, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base Station Infrastructure	$157,090	$161,669	(2.8%)
Network Systems	65,133	66,541	(2.1%)
Installation, Test and Maintenance	25,269	27,481	(8.0%)
Mobile device accessories	163,200	160,837	1.5%
Total revenues	$410,692	$416,528	(1.4%)

Product Gross Profit
Base Station Infrastructure	$40,738	$41,139	(1.0%)
Network Systems	9,505	10,200	(6.8%)
Installation, Test and Maintenance	4,538	5,184	(12.5%)
Mobile device accessories	31,049	32,424	(4.2%)
Total gross profit	$85,830	$88,947	(3.5%)
% of revenues	20.9%	21.4%